EXHIBIT 2.1
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AGREEMENT dated 2nd April 1998

BETWEEN       SHELDON BARRY POZNIAK of 53 Salisbury Road, Rose Bay, New South
              Wales  2029

AND           FRANCIS FAYE POZNIAK of 53 Salisbury Road, Rose Bay, New South
              Wales 2029

              (hereinafter collectively referred to as the "Vendors")

AND HYDE INTERNATIONAL SERVICES LIMITED incorporated in Hong Kong of c/- Hyde Athletic Industries Inc., Centennial Industrial Park, Peabody, United States of America ("Purchaser")

RECITALS

A. Saucony S.P. Pty Limited, ACN 003 742 087 is a company limited by shares incorporated in New South Wales with its registered office at 54 Smidmore Street, Marrickville, New South Wales ("Company").

B. Each Vendor is the registered and beneficial owner of the number of shares in the issued share capital of the Company set out adjacent to that Vendor's name in Schedule 1 (collectively, "Sale Shares").

C. The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions contained in this Agreement.

THE PARTIES AGREE:
1.     DEFINITIONS AND INTERPRETATION

       1.1    Definitions

       In this Agreement:

       "Articles of Association" means as the case requires the articles of association of the Company in the form in which they are at the date of this Agreement.

       "Auditors" means the auditors of the Company, Grant Thornton.

       "Bite Inventory" means the inventory of the Bite brand of products either held by the Company, or for which the Company has placed an order, as at 27 March 1998.

       "Business" means the business of wholesaling and importing sportswear carried on by the Company in all of the States and Territories of Australia and in New Zealand.

       "Business Contracts" means all agreements, leases, contracts and arrangements to which the Company is a party and which are, in whole or in part, executory as at Completion.

       "Business Day" means a day on which all banks are open for business generally in Sydney.

       "Claims or Actions" means any claims, demands or causes of action (whether based in contract, tort or statute) in respect of this Agreement or any part thereof (including but not limited to the warranties contained in Schedule 2) or relating to the Sale Shares or the sale of the Sale Shares or to any aspect of the Company or the Company's affairs. "Company" has the meaning given in Recital A.

       "Completion" means completion of this Agreement and the sale and purchase of the Sale Shares in accordance with the terms of this Agreement.

       "Completion Date" means the date on which Completion occurs.

       "Confidential Information" means in relation to the Company all knowledge of secret processes, technical know-how, techniques, discoveries, inventions, ideas, research, engineering and manufacturing methods, practices, systems, formulae, drawings, trade secrets and special purpose computer programs, financial, marketing and other confidential information and data subsisting in or relating to the Business.

       "Deed of Release" means the deed (so named) between the Vendors, the Purchaser and the Company dated on or about the date of this Agreement.

       "Disclosure Letter" means the letter from the Vendors to the Purchaser dated the date of this Agreement.

       "Encumbrance" includes any mortgage, charge, pledge and lien.

       "Intellectual Property Licenses" means all agreements under which the Company obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (c) inclusive of the definition of that term.

       "Intellectual Property Rights" means:

              (a) the business names or trade marks owned or used at any time by the Company;

              (b) the Confidential Information owned or used at any time by the Company;

              (c) the patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used at any time by the Company; and

              (d)    the Intellectual Property Licenses.

       "Last Accounts" means the audited consolidated balance sheet and profit and loss account of the Company for the year ended on the Last Accounts Balance Date, true copies of which are annexed to this Agreement.

       "Last Accounts Balance Date" means   2 January 1998.

       "Leases" means the leases held by the Company of real property.

       "Memorandum and Articles of Association" means as the memorandum and articles of association of the Company in the form in which they are in at the date of this Agreement.

       "Officer" means, in relation to a corporation, an officer within the meaning of section 9 of the Corporations Law.

       "Premises" means all the land and buildings owned, leased or occupied by the Company.

       "Purchase Price" means $5.00.

       "Related Body Corporate" has the meaning given in section 9 of the Corporations Law.

       "Related Entity" means in relation to a person:

       (a) if the person is a body corporate, a "related entity" (within the meaning of section 9 of the Corporations Law); and

       (b) if the person is a natural person, a "relative" (within the meaning of section 9 of the Corporations Law), any body corporate controlled by the person or a relative of the person and any related entity of any such person.

       "Respective Proportions" means:

       (a)    as to Sheldon Barry Pozniak, 50%; and

       (b)    as to Francis Faye Pozniak, 50%.

       "Revenue Authority" means any Federal, State, Territory or local governmental authority or instrumentality in respect of Tax.

       "Sale Shares" means those of the shares issued in the capital of the Company described in Schedule 1.

       "Specified Business Contracts" means those material Business Contracts referred to in clause 9.1, details of which are set out in Schedule 3.

       "State" means the State of New South Wales.

       "Superannuation Commitment" means any legal liability (whether arising under an industrial award or agreement or otherwise), or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of the Company or their respective dependents with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise. "Tax" means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, withholding tax (including deductions pursuant to a royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto.

       "Tax Act" means the Income Tax Assessment Act 1936, the Taxation Administration Act 1953, Income Tax Rates Act 1986 and other rating Acts, the Income Tax Regulations and related Commonwealth income taxation legislation and regulations.


       "$" means Australian Dollars.

       "Vendors Receivable" means all amounts owing by the Company to the Vendors or any Related Entity of the Vendors including any loans, advances, costs, expenses or other liabilities (contingent deferred or otherwise) as at Completion.

       1.2    Interpretation

       In this Agreement:

              (a) headings are for convenience only and do not affect interpretation;

       and unless the context indicates a contrary intention:

              (b) words importing the singular number include the plural and vice versa and words denoting a given gender include all other genders;

              (c) the expression "persons" includes an individual, the estate of an individual, a body politic, a corporation and a statutory or other authority or association (incorporated or unincorporated);

              (d) references to parties, clauses, sub-clauses, schedules, exhibits or annexures are references to parties, clauses, sub-clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit and annexure;

              (e) references to this Agreement, or any other deed, agreement, instrument or document will be deemed to include references to this Agreement, or such other deed, agreement, instrument or document as amended, novated, supplemented, varied or replaced from time to time;

              (f) a reference to an agreement includes a representation, undertaking, deed, agreement or legally enforceable order or arrangement or understanding whether or not in writing;

              (g) a reference to a document includes any written agreement and any certificate or note or other document of any kind;

              (h) references to any person or to any party to this Agreement include that person's or party's executors, administrators, successors and permitted assigns;

              (i) where any word or phrase is given a defined meaning, any other part of speech or grammatical form in respect of that word or phrase has corresponding meaning;

              (j) if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified will be deemed to be the next Business Day;

              (k) where 2 or more parties to this Agreement make a joint covenant, undertaking, representation or warranty, the same will be construed to refer to and bind each of the parties jointly and each of them severally;

              (l) references to payments to any party to this Agreement will be construed to include payments to another person upon the direction of such party;

              (m) all payments to be made under this Agreement will be made by unendorsed bank cheque or other immediately available funds; and

              (n) reference to any legislation or to any section or provision thereof includes any statutory modification or re-enactment thereof or any statutory provision substituted therefor and ordinances, by-laws, regulations and other statutory instruments issued thereunder.

2.     CONDITIONS PRECEDENT

       2.1    Foreign Acquisitions and Takeovers Act
       This Agreement (other than clauses 5, 11 and this clause 2) shall not become binding unless and until the first to occur of:

       (a) the first date on which the Treasurer of the Commonwealth of Australia ("Treasurer") ceases under section 25(2) of the Foreign Acquisitions and Takeovers Act 1975 ("Act") to be empowered to make an order under Part II of the Act in relation to the entering into and completion of this Agreement or the acquisition by the Purchaser of the Sale Shares and of the Vendors Receivables; and

       (b) the date on which notice in writing is issued by or on behalf of the Treasurer to the effect that the Government of the Commonwealth of Australia does not object to the Purchaser entering into and completing this Agreement or, alternatively, does not object to the Purchaser acquiring the Sales Shares and the Vendors Receivables or, alternatively, does not object to the proposal specified in the notice described in section 25(1)(a) of the Act that was given to the Treasurer in relation to the acquisition.

       2.2    Interpretation

       Words and expressions used in this clause which are also used in section 25 of the Act have the same meaning in this clause as in that section.

       2.3    Notice

       A notice shall not be a notice for the purposes of clause 2.1(b) if it is issued on a condition or conditions which is or are unacceptable to the Purchaser and the Purchaser gives to the Vendor written notice of its unacceptability to the Purchaser within 5 Business Days of the Purchaser becoming aware of the terms of the notice.

       2.4    Co-operation of parties

       Each of the parties shall co-operate with the other and do all in that party's power to procure that this Agreement does become binding in accordance with this clause 2 as soon as is reasonably practicable after the date of this Agreement.

       2.5    Duties of parties

       Without limiting the generality of clause 2.4:

       (a) the Purchaser shall on or before the date being 5 Business Days after the date of this Agreement deliver to the Treasurer all necessary and appropriate notices and applications and subsequently supply all necessary appropriate information for the purpose of enabling this Agreement to become binding under this clause 2;

       (b) neither party shall take any action that would or would be likely to prevent or hinder completion of this Agreement if this Agreement becomes binding;

       (c) each party shall supply to the other copies of all applications made, notices given and all information supplied for the purpose of enabling this Agreement to becoming binding;

       (d) the Purchaser shall not withdraw the notices and applications lodged with the Treasurer without the prior written consent of the Vendor, provided that the Purchaser shall be entitled on one occasion only to withdraw the said notices and the said application without having to seek the consent of the Vendor so long as fresh notices and a fresh application all identical in form and substance to those withdrawn are lodged with the Foreign Investment Review Board contemporaneously with the withdrawal;

       (e) each party shall have the right to make submissions to the Treasurer notwithstanding that the other party may have made application and supplied information to the Treasurer and each party shall upon receiving any request for information from the Treasurer provide such of that information as is in that party's possession or control; and

       (f) within one Business Day of the Purchaser having become aware that this Agreement has in terms of clause 2.1 become binding or has in terms of clause 2.1 become incapable of becoming binding, the Purchaser shall notify the Vendor in writing of the same.

       2.6    No approval

       Save for this clause 2 and clauses 5 and 11, this Agreement shall be null and void and of no further effect if:

       (a) notice in writing issues by or on behalf of the Treasurer to the effect that the Government of the Commonwealth of Australia objects to the Purchaser entering into or completing this Agreement or acquiring the Sale Shares;

       (b)    the Purchaser gives a notice of the type described in clause 2.3;
              or

       (c) this Agreement does not become binding under this clause 2 prior to 30 June 1998.

3.     SALE OF SALE SHARES AND ASSIGNMENT OF VENDORS RECEIVABLES

       3.1    Sale of Sale Shares

       Each of the Vendors will sell to the Purchaser and the Purchaser will purchase from that Vendor the number of the Sale Shares set out adjacent to that Vendor's name in Schedule 1.

       3.2    Assignment of Vendors Receivables

       Each of the Vendors will assign to the Purchaser and the Purchaser will accept an assignment from the Vendors of the Vendors Receivables.

       3.3    Interdependence

       Each agreement to sell and purchase and to assign between each of the Vendors and the Purchaser will be conditional and interdependent one on the other, and each of those agreements will be settled simultaneously in the manner provided in this Agreement.

4.     PURCHASE PRICE AND PAYMENTS

       4.1    Purchase Price

       The Purchase Price is the price to be paid by the Purchaser for:

              (a)    the Sale Shares (as to $4.00); and

              (b)    the Vendors Receivables (as to $1.00).

       4.2    Payment of the Purchase Price

       The Purchase Price will be paid by the Purchaser to the Vendors in their Respective Proportions on the Completion Date.

5.     PERIOD BEFORE COMPLETION

       5.1    Vendors' obligations on signing

              (a) On the date of this Agreement the Vendors will deliver to the Purchaser:

                     (i)    the share certificates for the Sale Shares;
                     (ii) completed transfers of the Sale Shares duly executed by the registered holder of those shares in favour of the Purchaser as transferee;
                     (iii) any consent or consents to the transfers referred to in clause 5.1(a)(ii) contemplated by any pre-emptive rights or provisions in the Articles of Association;
                     (iv) the common seal, certificate of incorporation, asset register, all other registers, Company credit cards, management accounts, budgets and all books of accounts, ledgers, records, documents and other business papers of any kind of the Company;
                     (v) all keys to business premises owned or leased by the Company;
                     (vi) written and duly executed resignations with effect from the Completion Date from:
                            A.     the directors of the Company that have been
                                   appointed as nominees of the Vendors;
                            B.     the secretary of the Company that have been
                                   appointed as nominees of the Vendors; and
                            C.     if so requested by the Purchaser, the
                                   Auditors;
                     (vii)  all cheque books of the Company;
                     (viii) a list of all bank accounts maintained by the
                            Company;
                     (ix) a consent to the appointment of John Vicario as a signatory to the Company's accounts (cheque, savings or otherwise) with the bank; and
                     (x) a written direction to the Company's bankers that with effect from the date of the direction, the Vendors are not to be signatories to any of the Company's accounts (cheque, savings or otherwise) with the bank.

              (b) The Purchaser and the Vendor are to instruct the Purchaser's solicitors, Clayton Utz, to hold in escrow pending Completion the documents referred to in paragraphs
                     (a)(i), (ii) and (vi).

              (c)    In the case of the items referred to in clauses 5.1(a)(iv),
                     (v) and (vii), delivery will be made by leaving those items in a safe and appropriate place at the Company's principal office or at any other place as the parties may agree.

       5.2    Period before Completion

       Until Completion:

              (a) the Vendors will ensure that the Company carries on its business in the ordinary course; and

              (b) the Vendors will ensure that the Purchaser is consulted in relation to the day to day management of the affairs of the Company.

6.     COMPLETION

       6.1    Completion place and date

       Completion shall take place at Level 34, 1 O'Connell Street, Sydney on the day being 2 Business Days after the date on which this Agreement becomes binding under clause 2.1 or on such other date as the parties may agree upon in writing.

       6.2    Vendors' obligations on Completion

       Subject to the Purchaser satisfying its obligations under clause 6.3, on Completion the Vendors will:

              (a) (Delivery): give and deliver to the Purchaser a written authority addressed to the Purchaser's solicitors, to release from escrow and to deliver to the Purchaser the following:

                     (i)    the share certificates for the Sale Shares;

                     (ii) completed transfers of the Sale Shares duly executed by the registered holder of those shares in favour of the Purchaser as transferee;

                     (iii) written and duly executed resignations with effect from the Completion Date from:
                            A.     the directors of the Company that have been
                                   appointed as nominees of the Vendors;
                            B.     the secretary of the Company that have been
                                   appointed as nominees of the Vendors; and
                            C.     if so requested by the Purchaser, the
                                   Auditors.

              (b) (Meetings): cause a meeting of the directors of the Company to be held at which:
                     (i) persons nominated in writing for that purpose by the Purchaser and having consented in writing to appointment will be appointed directors of the Company;
                     (ii) persons nominated in writing for that purpose by the Purchaser and having consented in writing to appointment will be appointed secretaries of the Company;
                     (iii) the directors of the Company resolve to accept the resignations referred to in clause 6.2(a)(iii);
                     (iv) the directors of the Company resolve to register the share transfers referred to in clause 6.2(a)(ii) subject to those transfers being stamped.


       6.3    Purchaser's obligations on Completion

       Subject to the Vendors satisfying their obligations under clause 6.2, the Purchaser will on Completion pay the Purchase Price to the Vendors in their Respective Proportions.

       6.4    Title

       On Completion, beneficial ownership in the Sale Shares will pass to the Purchaser free of any Encumbrance.

       6.5    Interdependence

       The requirements of clauses 6.2 and 6.3 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

7.     WARRANTIES

       7.1    Vendors' warranties

       As part of the terms of the sale of the Sale Shares, but subject to clauses 7.2 and 8, the Vendors warrant to the Purchaser in the terms set out in Schedule 3 and so warrant as at the date of this Agreement and separately as at a time immediately before Completion.

       7.2    Exemption

       The warranties set out in Schedule 2 are given subject to disclosures or matters recorded in this Agreement and in the Disclosure Letter and the Purchaser will not claim that any fact or matter causes any of those warranties to be untrue or misleading or causes them to be breached if the fact or matter:

              (a)    is disclosed in this Agreement; or

              (b)    is disclosed in the Disclosure Letter.

8.     BUSINESS CONTRACTS

       8.1    Disclosure of Business Contracts

       The Purchaser has disclosed to the Vendors in Schedule 3 details of all material Business Contracts.

       8.2    General Business Contracts

       The Vendors and the Purchaser will each use their best endeavours to procure the agreement or consent of the other party to each of the Business Contracts (if the agreement or consent of that other party is required under the terms of the relevant Business Contract) to the change in control of the Company which occurs as a result of the transactions contemplated by this Agreement.

9.     RESTRAINT OF TRADE

       9.1    Restraint of trade generally

              (a) To protect the interests of the Purchaser in the goodwill of the Business, each of the Vendors covenants with and undertakes to the Purchaser that, it will not directly or indirectly undertake, carry on or be engaged in any business of marketing, selling, supplying or distributing running shoes, walking shoes, cleated footwear (under any brand names), protective equipment (under the "Sondico"
                     name), golf shoes (under the "Bite" name) or boots (under the "Hitec" name) ("relevant business");

              (b)    (i)    on his or her own account;
              (ii) jointly with or on behalf of any other person, firm or company;
              (iii) as an employee, manager, director, shareholder, member, partner, joint venture participant, consultant, or in any other capacity;

              (c)    (i)    within New South Wales;
              (ii)   within Victoria;
              (iii)  within Queensland;
              (iv)   within Tasmania;
              (v)    within the Australian Capital Territory;
              (vi)   within South Australia;
              (vii)  within Western Australia;
              (viii) within the Northern Territory;
              (ix)   within New Zealand.

              (d) in the case of a relevant business (other than one involving protective equipment using the brand name "Sondico" or golf shoes using the brand name "Bite"):

                     (i)    for the period of one year after the Completion
                            Date;
              (ii) for the period of one year commencing on the first anniversary of the Completion Date;
              (iii) for the period of one year commencing on the second anniversary of the Completion Date.

              (e) in the case of a relevant business to the extent that it involves protective equipment using of the brand name "Sondico" or golf shoes using the brand name "Bite" or any derivation of such names, for a period of 6 months from the date of the Agreement.

       9.2    Severance

       If any part or any provision or part of a provision of clause 9.1 is held or found to be void, invalid or otherwise unenforceable, it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that clause will remain in full force and effect.

       9.3    Exceptions

       Notwithstanding anything to the contrary contained in clause 9.2, the Vendors will not be in breach of clause 9.1 by reason of the Vendors undertaking activities in accordance with (and limited to) the Specified Business Contracts including the marketing, selling, supplying and distributing the Sondico and Bite sportswear and sport related products.

       9.4    Bite Inventory

       On the next Business Day after the day that is 6 months from the date of the Agreement, the Vendor will purchase from the Company any Bite Inventory from the Purchaser at its book value as at 27 March 1998.

10.    GENERAL

       10.1   Further assurance

       The parties covenant and agree that each will do all acts and things and execute all deeds and documents and other writings as are from time to time reasonably required for the purposes of or to give effect to this Agreement.

       10.2   Governing law

       This Agreement will be governed by and construed in accordance with the laws of the State, and the parties agree to submit to the jurisdiction of the Courts in the State.

       10.3   Waiver

       No waiver of any breach of this Agreement will be held or construed to be a waiver of any other subsequent or antecedent breach of this Agreement.

       10.4   Set-off

       Any undisputed amounts due and payable by any party to another under this Agreement may be set-off against any other undisputed amount that may be due and payable on the same day to the firstmentioned party by the other, provided that when tendering payment, the firstmentioned party accompanies the payment with a statement setting out details of the gross amount owing and all individual amounts set-off against that amount.

       10.5   Notices

       All notices, requests, consents and other documents authorized or required to be given by or under this Agreement will be given in writing and either personally served or sent by facsimile transmission ("fax") addressed as follows:

       The Vendors

       (a)    To:           Sheldon Barry Pozniak
              Address:      53 Salisbury Road, Rose Bay, NSW, 2029
              Fax No:       None

       (b)    To:           Francis Faye Pozniak
              Address:      53 Salisbury Road, Rose Bay, NSW, 2029
              Fax No:       None

       The Purchaser

       (a)    To:           Hyde International Services Limited
              Address:      c/- Hyde Athletic Industries Inc., Centennial
                            Industrial Park, Peabody, United States of America
              Fax No:       0011 1 978 531 2981

       AND copied to Clayton Utz (as solicitors for the Purchaser):

       (b)    To:           Clayton Utz Lawyers (Attention: Simon Truskett)
              Address:      No. 1 O'Connell Street, Sydney, NSW, 2000
              Fax No:       9251 7832,

       and all notices, requests, consents and other documents authorized or required to be given to the Purchaser under this Agreement must also be copied to Clayton Utz by either being personally served or sent by fax to the above address.

       Notices, requests, consents and other documents ("Notices") will be deemed served or given:

       (a) if personally served, by being left at the address of the party to whom the Notice is given between the hours of 9.00 am and 5.00 p.m. on any Business Day, at the time the Notice is delivered;

       (b) if sent by fax, when successfully transmitted during business hours, or if not during business hours, then when business hours next commence.

       Any party may change its address for receipt of Notices at any time by giving notice to the other party. Any Notice given under this Agreement may be signed on behalf of any party by the duly authorized representative of that party and will be sent to all other parties to this Agreement.

       10.6   Public announcements and confidentiality

              (a) Each of the parties will procure that neither it nor any of its Related Bodies Corporate will make any public announcement or disclosure to any person in relation to this Agreement, or information of which it has become aware in connection with this Agreement, unless it first consults with and obtains the agreement in writing of the other parties, which agreement is not to be unreasonably withheld, but:
                     (i) following consultation, no party will be entitled to withhold agreement in the case of a public announcement or notification where and to the extent that the same is required by law or the listing requirements of the United States Securities and Exchange Commission, NASDAQ or the Australian Stock Exchange Limited; and
                     (ii) a party will be entitled to make disclosures to the directors, secretary, professional advisers and bankers of that party and its Related Bodies Corporate so long as the party uses all reasonable endeavours to ensure that the matters disclosed are kept confidential.

              (b) If this Agreement is rescinded or terminated, the Purchaser will stop using and return to the Vendors all information and documents disclosed or provided to it or to any Related Body Corporate of it or to the directors, secretary or professional advisers of the Purchaser or of any such Related Body Corporate in connection with the sale of the Sale Shares.

       10.7   Counterparts

       This Agreement may be signed in any number of counterparts, all of which taken together being deemed to constitute the one document.

       10.8   Modification

       This Agreement may not be modified, amended, added to or otherwise varied except by a document in writing signed by each of the parties or signed on behalf of each party by a director under hand.

       10.9   Stamp duties

       The Purchaser will pay all stamp duties (apart from receipts duties, financial institutions duties or bank account debits taxes which shall lie between the parties as they fall) assessed on or in relation to this Agreement or any of the matters or transactions or sales under this Agreement, or under any document drawn in consequence of this Agreement.

       10.10  Legal costs

       Each party will pay its own legal costs in relation to this Agreement.

       10.11  Merger

              (a) The rights and obligations of the parties in respect of agreements, indemnities, covenants and warranties contained in this Agreement will be continuing agreements, covenants, indemnities, and warranties and accordingly will not be merged or extinguished by or on Completion, or be prejudiced or affected by the Purchaser's acceptance of the Sale Shares under this Agreement, or by the payment of the whole or any part of Purchase Price, or any other money payable under this Agreement.

              (b) Notwithstanding Completion, the provisions of this Agreement will remain in full force and effect as to the obligations of the parties respectively remaining to be performed after Completion.

       10.12  Survival of certain provisions

              (a) Clause 11 survives the rescission or termination of this Agreement.

              (b) If this Agreement is rescinded or terminated, no party is liable to the other parties except in respect of any breach of this Agreement occurring before rescission or termination.

       10.13  Entire agreement

              This Agreement constitutes the entire agreement and basis of the transaction between the parties in relation to its subject matter. The parties have negotiated the terms of this Agreement with the assistance of their legal advisers and accept that they rely on only those matters expressly set out in this Agreement. Any statement, disclosure, representation, warranty, condition, promise, undertaking or other provision not expressly set out in this Agreement has not been relied on, and for that reason has no force or effect.

       10.14  Assignment

              Neither party may assign this Agreement without the prior written consent of the other party.

SIGNED as an agreement.

SIGNED by SHELDON BARRY                     )  /s/ Sheldon Barry Pozniak
POZNIAK in the presence of:                 )  ...........................
                                               (Signature)
/s/ Norbert Lipton
 .....................................................
(Signature of Witness)

Norbert Lipton
 .....................................................
(Name of Witness in Full)


SIGNED for and on behalf of FRANCIS         )  /s/ Sheldon Barry Pozniak
FAYE POZNIAK by SHELDON                     )  ...........................
BARRY POZNIAK its Attorney under a          )  (Signature)
Power of Attorney dated            and      )
who declares that he has not received any   )
notice of the revocation of such Power of   )
Attorney in the presence of:                )

/s/ Norbert Lipton
 .....................................................
(Signature of Witness)

Norbert Lipton
 .....................................................
(Name of Witness in Full)


SIGNED for and on behalf of                 )  /s/ Simon Truskett
HYDE INTERNATIONAL SERVICES                 )  .........................
LIMITED by its                              )  (Signature)
Attorney under a Power of Attorney dated    )
and who declares that he has not            )
received any notice of the revocation of    )
such Power of Attorney in the presence of:  )

/s/ Anne Reynolds
 .....................................................
(Signature of Witness)
Anne Reynolds
 .....................................................
(Name of Witness in Full)


                                      Schedule 1

                                     (Sale Shares)


                                          Number and type of
           Vendor                            Sale Shares
           ------                             ----------

1.    Sheldon Barry Pozniak               2 full paid ordinary shares
                                          of $1.00 each


2.    Francis Faye Pozniak                2 full paid ordinary shares
                                          of $1.00 each



                                          4 ordinary shares



                                      Schedule 2

                                     (Warranties)


1.     Share capital and Vendors' qualifications

       (a) The Sale Shares comprise 50% of the issued ordinary share capital of the Company.

       (b) The Sale Shares represent the only proprietary interest of the Vendors in the Company and apart from the Vendors Receivables (which are to be assigned to the Purchaser in accordance with the terms of this Agreement), the Vendors will on Completion have no other interest whatsoever in or with respect to the Company.

       (c) The Sale Shares are fully paid up and have been duly issued and allotted.

       (d) No person has any right or option to subscribe for or to otherwise acquire any further shares in the Company.

       (e) There are no outstanding options, contracts, calls, first refusals, commitments, rights or demands of any kind relating to the issued or unissued capital of the Company.

       (f) The Company is not under any obligation to allot any shares to any person or persons, or to otherwise alter the structure of any part of their respective unissued share capital, and no option exists (nor is the Company under any obligation to give any option) over any part of their respective unissued share capital, nor has the Company offered to do any of the foregoing.

       (g) The Vendors are the registered holders and beneficial owners of the Sale Shares which are free of any Encumbrance, and the Vendors have complete and unrestricted power and right to sell, assign and transfer the same to the Purchaser.

       (h) The Vendors have the power to enter into and perform this Agreement and have obtained all necessary consents to enable them to do so.

       (i) There is no restriction on the sale or transfer of the Sale Shares to the Purchaser (whether contained in the Memorandum and Articles of Association of the Company or otherwise) except for the consent of the directors of the Company to the registration of the transfers of the Sale Shares.

       (j) The entry into and performance of this Agreement by the Vendors does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendors are bound.

       (k)    None of the Vendors have gone into bankruptcy.

2.     The Company

       (a)    The Company:

              (i)    is accurately described in Recital A;
              (ii) is duly incorporated, has full corporate power to own its assets and Business and to carry on its Business as now conducted; and
              (iii) has done everything necessary to do business lawfully in all jurisdictions in which its Business is carried on.

       (b) The unissued share capital of the Company is free of any Encumbrance.

       (c) The Company has no subsidiaries within the meaning of the Corporations Law.

       (d) The Company has not gone into liquidation or passed any resolution for winding up, no petition for winding up has been presented against the Company and no receiver or receiver and manager of the undertaking or assets (or any part thereof) of the Company has been appointed or is threatened or expected to be appointed nor are there any unsatisfied judgments or arbitral awards outstanding against the Company.

3.     The Last Accounts

       The Last Accounts:

       (a) disclose a true and fair view of the state of the affairs, financial position and assets and liabilities of the Company as at the Last Accounts Balance Date, and the income, expenses and results of the operations of the Company for the year ended on that date;

       (b) include in their respective balance sheets all such reserves and provisions for Tax as are adequate to cover all Tax liabilities (whether or not assessed and whether actual, contingent, deferred or otherwise) of the Company up to the Last Accounts Balance Date;

       (c) contain adequate provisions in respect of all other liabilities (whether actual, contingent, deferred or otherwise) of the Company as at the Last Accounts Balance Date and proper disclosure (in note form) of any contingent or other liabilities not included or provided therein; and

       (d)    were prepared:
              (i) in accordance with the Corporations Law and Australian Accounting Standards applied on a consistent basis;
              (ii) in the manner described in the notes to them and the accompanying auditor's opinion; and
              (iii) on a consistent basis with the audited accounts for the prior financial year.

4.     Period Since Last Accounts Balance Date

       (a)    There has not since the Last Accounts Balance Date been:

              (i) any material adverse change to the financial condition of or in the trading operations of the Company from that shown in the Last Accounts;
              (ii) any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Company.

       (b) There has not arisen since the Last Accounts Balance Date any item, transaction or event of a material or unusual nature likely to affect substantially the operations or results or state of affairs of the Company.

       (c) Since the Last Accounts Balance Date the Company has carried on its business in the ordinary regular and normal course, no amount has been acquired or disposed of, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Company.

       (d) None of the debts shown in the Last Accounts has been released or settled for an amount less than that reflected for such debts in the Last Accounts, and to the best of the Vendors' knowledge and belief all such debts owing to and accounts receivable of the Company are now and on Completion will be good and collectable in the amount disclosed in the Last Accounts (other than for any allowance in the Last Accounts in respect of doubtful debts). To the best of the knowledge and belief of the Vendors all such accounts receivable and debts are not and will not be subject to any counterclaim or set-off other than in respect of money payable by persons also shown as creditors of the Company in the amounts shown in the Last Accounts (as such amounts may have been affected by transactions in the ordinary course of business since the Last Accounts Balance Date).

       (e) All dividends declared by the Company have been properly and validly declared and no dividends have been declared by the Company since the Last Accounts Balance Date.

5.     Commitments

       (a) To the best of the Vendors knowledge and belief every contract, instrument or other commitment to which the Company is a party (including all Business Contracts and Leases) is valid and binding according to its terms and, without prejudice to any other warranty, no party thereto is in material default under the terms thereof.

       (b) The Company is not a party to any contract or commitment entered into which:

              (i)    is outside the ordinary course of business;
              (ii) even if entered into in the ordinary course of business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Sale Shares;
              (iii)  is not at arm's length or not on normal commercial terms;
                     or
              (iv)   is long term, substantial and/or onerous.

       (c) The Company is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person, or has given a letter of comfort to any person.

       (d) To the best of the Vendors knowledge and belief no offer, tender, quotation or the like given or made by the Company is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business.

       (e) To the best of the Vendors knowledge and belief the Company is not a party to any agreement or arrangement under the terms of which any other party by reason of any change in the beneficial ownership of the Sale Shares or in the management or control of the Company becomes entitled to terminate such agreement or arrangement earlier than it would but for such change have been liable to be terminated, or require the adoption of terms less favourable to the relevant member of the Company than those subsisting in the absence of the change.

       (f) The transfer of the Sale Shares in accordance with this Agreement does not and will not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Company is bound.

       (g) No customer or supplier of the Company has ceased or has indicated in writing an intention to cease or reduce trading with the Company and the Vendors have no grounds to believe or suspect that after the date hereof or as a result of the acquisition of the Company by the Purchaser:

              (i) suppliers to the Company will cease supplying or may reduce supplies to the Company; or
              (ii) customers or distributors of the Company will terminate any contracts, offers or benefits in favour of any members of the Company, or cease or reduce trading with the Company.

       (h) There are no outstanding commitments of the Company for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

       (i) There are no foreign exchange contracts binding the Company, and there are no foreign exchange exposures of the Company.

       (j) The Company is not a party to any agreement in terms of which it is or will be bound to share its profits or pay any royalties (except to the extent to which it may in the ordinary course of business calculate and pay commissions to salesmen).

       (k) The Specified Business Contracts comprise all of the material Business Contracts as at the date of this Agreement.

       (l) As at Completion, the Company will not be a party to any agreement or commitment entered into with the Vendors or any Related Entity of the Vendors.

6.     Business

       (a) The Company is the legal and beneficial owner of all of its assets, which are free of any Encumbrance.

       (b) To the best of the Vendors knowledge and belief the Company holds all statutory licenses, consents, authorizations and permits necessary for the proper carrying on of its Business and the use of the Premises and they are each valid and subsisting. There is no fact, matter or circumstance known to the Vendors that might prejudice the continuance or renewal of those licenses, consents, authorizations or permits.

       (c) To the best of the Vendors knowledge and belief the Business of the Company is conducted in accordance with all applicable laws, does not contravene any laws and no allegation of any contravention of any laws by the Company is know to the Vendors.

       (d)    The Company has complied in all material respects with:

              (i)    its Memorandum and Articles of Association;
              (ii) any instrument to which it is a party or by which it is bound, including all Business Contracts and Leases; and
              (iii) to the best of the Vendors knowledge and belief all legal requirements and all judgments, orders, injunctions and requirements of any Court, commission, board or other governmental, semi-governmental, municipal or administrative body or competent authority, and there has not occurred any event which, with the effluxion of time or giving of notice, would constitute a material breach or default thereof.

       (e)    The Company:

              (i) will not at Completion hold or have agreed to acquire or take up any shares in the capital of any company, apart from investments in the ordinary course of business;
              (ii) is not a member of any partnership, joint venture or unincorporated association;
              (iii)  is not a trustee or manager of any trust estate or fund;
                     and
              (iv) does not have a permanent establishment (as that expression is defined in the Tax Act) outside Australia other than in Auckland, New Zealand.

       (f) To the best of the Vendors knowledge and belief there are in force no powers of attorney given by the Company in favour of any person.

       (g) All accounts, books, ledgers, financial and other records of whatsoever kind of the Company:

              (i) have been fully and properly maintained and contain due records of all matters required to be entered therein by any relevant legislation and there has not been removed therefrom any material records or information;
              (ii) do not contain or reflect any material inaccuracies or discrepancies; and
              (iii) give and reflect a true and fair view of the trading transactions, or the financial and contractual position of the Company and of its assets and liabilities; and
              (iv)   are in the possession of the Company.

       (h) To the best of the Vendors knowledge and belief all plant, equipment and vehicles owned by the Company are in good order and repair except for fair wear and tear.

       (i) To the best of the Vendors knowledge and belief all stamp duties and other taxes for which the Company is primarily liable in respect of every deed, agreement or other document to which the Company is or has been a party have been duly paid or adequately provided for and no such deed, agreement or other document the time for stamping of which has expired is unstamped or insufficiently stamped.

7.     Premises

       (a) Schedule 4 accurately describes all the Premises owned, leased or occupied by the Company.

       (b) The Company has exclusive occupation of the Premises free of any Encumbrance or third party right.

       (c) The Company has properly performed and observed all material covenants affecting the Premises.

       (d) True copies of each of the Leases have been provided to the Purchaser prior to the date of this Agreement, and there are no other terms of those Leases other than as set out therein.

       (e) The Vendors have disclosed to the Purchaser prior to the date of this Agreement full and correct details of any commitments (whether legally binding or otherwise) of the Company to take leases of premises.

       (f) There is no current material dispute relating to the Premises or their use.

       (g) No notice has been received by the Company from any statutory legal or public authority requiring any work to be done or money expended on any of the Premises nor has the Company received any notice (or is aware of any pending notice) of proposed resumption compulsory acquisition or any other matter affecting any of the Premises.

8.     Environmental compliance

       (a) To the best of the Vendors knowledge and belief, the Premises are free of all environmental contamination, including without limitation, any patent or latent environmental contamination of the atmosphere, air, soil, sub-soil, ground water or surface waters within or adjacent to such premises.

       (b) To the best of the Vendors knowledge and belief, no hazardous materials and no other materials intended for use or generated in the Business have been or are used, stored, treated or otherwise disposed of by the Company in violation of applicable laws and regulations.

       (c) To the best of the Vendors knowledge and belief, all hazardous materials removed or emitted from the Premises were and are documented, transported and disposed of in compliance with all applicable laws and regulations.

       (d) To the best of the Vendors knowledge and belief, no materials, including without limitation, effluence leachate, emissions or hazardous materials generated on or emitted from any of the Premises have caused or will cause, in whole or in part, any environmental contamination.

       (e) There is no agreement or consent order to which the Company is a party in relation to any environmental matter.

       (f) There have been no orders issued which have not been fully complied with and cleared, investigations conducted or other proceedings taken or threatened by any governmental body or other regulatory authority or threatened in writing by any person under any applicable environmental laws and regulations with respect to the Business.

       (g) The Company has not received any written communications which have not been fully complied with and cleared concerning alleged violations of environmental legislation or claims with respect to environmental matters with respect to the Business.

       (h) To the best of the Vendors knowledge and belief, all permits required under any applicable environmental laws and regulations to own and operate the Business have been obtained by the Company and are in good standing.

       (i) The conduct of the Business does not constitute a nuisance, nor has any claim been made in respect of the use or operation of the Premises by any adjoining landowner or other party.

9.     Intellectual Property

       (a)    Part A of Schedule 5 accurately describes:

              (i) all registered and unregistered business names and trade marks;
              (ii)   all registered patents and designs; and
              (iii) all applications for registration of trade marks, patents and designs,

              which are owned or used at any time by the Company in connection with its Business.

       (b)    The Company:

              (i) owns all right, title and interest in and to the Intellectual Property Rights;
              (ii)   has not licensed any of the Intellectual Property Rights;
                     and
              (iii) has not assigned or disposed of any right, title or interest in the Intellectual Property Rights.

       (c)    The Intellectual Property Rights are:

              (i)    legally and beneficially vested in the Company;
              (ii) not being presently infringed, nor are they the subject of any dispute, litigation or expungement application (whether threatened or otherwise); and
              (iii) not subject to any license or authority in favour of any third party,

              and the exercise of them does not infringe the rights of any other parties.

       (d) To the best of the Vendors knowledge and belief, there has not been any misuse or unauthorized disclosure of any Confidential Information.

       (e) Part B of Schedule 5 accurately describes the Intellectual Property Licenses.

       (f) To the best of the Vendors knowledge and belief, each Intellectual Property License is valid, binding and enforceable in accordance with its terms. The Company has complied at all times with the terms of the Intellectual Property Licenses, and no licenser under an Intellectual Property License has a right to terminate.

       (g) The Vendors are not aware of any use by any other person of any business name or trade mark owned or used by the Company.

10.    Litigation

       The Company is not engaged in any prosecution, litigation or arbitration proceedings. There are no such proceedings pending or threatened by or against the Company, nor so far as the Vendors are aware are there any facts or disputes which might give rise to any such proceedings.

11.    Insurance

       (a) The assets of the Company are adequately insured in respect of the risks to which they are subject (including loss or damage by fire, theft, storm and tempest) in such amounts as accord with sound business principles and such insurances will not expire prior to the Completion Date.

       (b) The Company is adequately insured against public liability, product liability, loss of profits and all other risks in such amounts as accord with sound business principles, and such insurances will not expire prior to the Completion Date.

       (c) The Company is adequately insured against workers' compensation liability.

12.    Taxation

       (a) The Company has duly complied with all obligations imposed by and provisions of the Tax Act.

       (b) The Company has duly complied with all obligations imposed under the Tax Act in relation to the quotation of tax file numbers by employees of the Company and the deduction by the Company of tax installments where required under the Tax Act, including the guidelines under applicable privacy legislation.

       (c) The Company has filed all returns by the time required by law under the Tax Act for the income year and franking year, together with any applicable certificates, notices, declarations and any other lodgements whether mandatory or otherwise in the interests of the Company; all such returns were correct and on a proper basis, and no dispute exists in relation to any of them, nor so far as the Vendors are aware are there any facts or circumstances which might give rise thereto.

       (d) All Tax under the Tax Act which has been assessed or imposed or which is deemed to have been assessed or imposed or which is lawfully assessable or payable by or upon the Company has been duly assessed and paid.

       (e) To the best of the Vendors knowledge and belief, the Company has not made a false or misleading statement to a taxation officer within the meaning of the Tax Act in relation to any income or franking year and there is no unresolved dispute with any Revenue Authority under the Tax Act.

       (f) To the best of the Vendors knowledge and belief, all necessary information, declarations, certificates, notices, returns and any other required lodgements in respect of Taxes, other than Tax under the Tax Act, have been properly and duly submitted by the Company to all relevant Revenue Authorities in respect of Tax for all relevant periods up to the date of this Agreement and will continue to be submitted until the Completion Date. The Company has not made a false or misleading statement in relation thereto and there is no unresolved dispute with any Revenue Authority, nor are there any facts or circumstances which might give rise thereto.

       (g) All Taxes, other than Tax under the Tax Act, which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon the Company and which were due and payable have been paid or remitted to the relevant Revenue Authority by the Company.

       (h) The Company has not in the past 5 years paid or become liable to pay, nor so far as the Vendors are aware are there any circumstances by reason of which is likely to become liable to pay, any penalty, fine or interest under the Tax Act or with respect to any Tax under that or other legislation.

       (i) The Company has not in the past 5 years suffered any investigation, audit, visit or written request for the production of information by any Revenue Authority and the Company has been notified of or is aware of any proposed such investigation, audit, visit or request.

       (j) In relation to the Company, so far as the Vendors are aware all credits and debits to any franking account maintained by the Company have been duly and properly recorded in accordance with the Tax Act giving rise to a franking account balance in conformity with the Tax Act, and there are no existing or pending statutory franking debits in relation to dividend streaming arrangements, on-market share buy-back purchases or otherwise.

       (k) The Company has not lodged an application for the determination of an estimated franking debit and no notice has been received or so far as the Vendors are aware is expected at the date of this Agreement that would give rise to a franking debit based on an estimated debit determination under the Tax Act.

       (l) To the best of the Vendors knowledge and belief, the Company has not been a party to or has participated in any non-arm's length transaction that could be affected by the exercise of discretionary powers of the relevant Revenue Authority, including (without limiting the generality thereof) transactions relating to trading stock, plant and equipment, securities or assets subject to the capital gains tax provisions of the Tax Act.

       (m) To the best of the Vendors knowledge and belief, the Company has not been a party to or has participated in transactions or arrangements that could give rise to the exercise by the Relevant Authority of its powers under the Tax Act in relation to losses and outgoings incurred under tax avoidance schemes, or in relation to international agreements or schemes to reduce income tax, or any other discretionary powers of the relevant Revenue Authority under the Tax Act by virtue of which transactions or arrangements entered into by the Company may be re-opened, revised or given an interpretation different from that adopted by the Company.

13.    Filings

       The Company has to the best of the Vendors knowledge and belief, filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered under the Corporations Law or its predecessor, the Companies Code, such returns and forms were accurate in all material respects, and the Company is not liable to be struck off the register of companies.

14.    Staff and Superannuation
       (a) The Vendors have disclosed to the Purchaser in writing prior to the date of this Agreement full and correct details of:

              (i) the employees of the Company and the employment conditions of all employees of the Company; and
              (ii) all contracts of service or for services and letters of appointment in respect of any employees of, or consultants to, the Company which cannot be terminated on less than 2 months' notice.

       (b) To the best of the Vendors knowledge and belief, each of the contracts entered into by the Company with employees or consultants is enforceable against the parties to it and there is no party in breach of, or in default under, any such contract.

       (c) Since the Last Accounts Balance Date, the Company has not paid any bonuses or increases in salary (other than normal increases to employees in the ordinary course of business or as imposed by industrial awards) or has otherwise altered the remuneration, emoluments or benefits or other conditions of employment of any officers or employees of the Company.

       (d) Since the Last Accounts Balance Date, the Company has not paid any remuneration or fees to its directors other than normal remuneration to executive directors.

       (e) To the best of the Vendors knowledge and belief, the Company has complied with all applicable industrial awards and agreements and all statutory requirements, in respect of their employees.

       (f) The Company has complied, and until the Completion Date will continue to comply, with all of its Superannuation Commitments.

       (g) To the best of the Vendors knowledge and belief, the Company is not under any present legal liability or voluntary commitment (apart from a Superannuation Commitment) to pay to any person any pension, superannuation allowance, retirement gratuity or like benefit (other than legal liability to pay long service leave or annual holiday pay) or any damages or compensation for loss of office or employment or for unfair dismissal.

       (h) The Company has duly made all necessary payments on behalf of employees and other persons in order to avoid incurring any liability to pay the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

                                   Schedule 3

                         (Specified Business Contracts)



1. Facility Letter dated 12th November, 1993 (and amendments) and Facility Agreement dated 7th December, 1993 with State Street Finance Limited.

2. Trade Mark User Agreement dated 15th November, 1993 between Saucony S.P. Pty Limited and Hyde Athletic Industries Inc.

3. Agreements as to trading terms with those retailers specified in the document annexed hereto marked "A".

4.     Contract Agreement dated 6th November, 1997 with Jack Barry.

5.     Employment Contract dated 7th May, 1997 with Carmel Millar.

6.     Agreement with Mt. Smart Business Centre Ltd.

7. Undated Distribution Agreement between Hi-Tec Sports International Ltd and Saucony S.P. Pty Limited.

8. Undated Trade Mark License between Hi-Tec Sports International Ltd and Saucony S.P. Pty Limited.

9. Distribution Agreement dated 14 September 1995 with Hi-Tec Sports International Ltd.

10. Contracts with Athletes as specified in document annexed hereto and marked "B".

11. Lease in respect of the premises known as 54 Smidmore Street, Marrickville (0704732).

                                   Schedule 4

                                   (Premises)


Part A - Owned Premises

Nil


Part B - Leased Premises

54 Smidmore Street, Marrickville

Premises in New Zealand the subject of the Agreement with Mt Smart Business Centre Ltd.
                                   Schedule 5

                            (Intellectual Property)


Part A - Business Names, Brand Names, Trade Marks and Patents

Those Trade Marks the subject of Trade Mark User Agreement dated 15th November, 1993 between Saucony S.P. Pty Limited and Hyde Athletic Industries Inc.


Part B - Intellectual Property Licenses

Those Trade Marks the subject of the Trade Mark License granted by Hi-Tec Sports International Ltd in favour of Saucony S.P. Pty Limited (undated).
                               TABLE OF CONTENTS

Clause                                                                   Page

1.      DEFINITIONS AND INTERPRETATION                                      1

1.1     Definitions                                                         1
1.2     Interpretation                                                      4

2.      CONDITIONS PRECEDENT                                                5

2.1     Foreign Acquisitions and Takeovers Act                              5
2.2     Interpretation                                                      5
2.3     Notice                                                              6
2.4     Co-operation of parties                                             6
2.5     Duties of parties                                                   6
2.6     No approval                                                         7

3.      SALE OF SALE SHARES AND ASSIGNMENT OF VENDORS RECEIVABLES           7

3.1     Sale of Sale Shares                                                 7
3.2     Assignment of Vendors Receivables                                   7
3.3     Interdependence                                                     7

4.      PURCHASE PRICE AND PAYMENTS                                         7

4.1     Purchase Price                                                      7
4.2     Payment of the Purchase Price                                       7

5.      PERIOD BEFORE COMPLETION                                            8

5.1     Vendors' obligations on signing                                     8
5.2     Period before Completion                                            8

6.      COMPLETION                                                          9

6.1     Completion place and date                                           9
6.2     Vendors' obligations on Completion                                  9
6.3     Purchaser's obligations on Completion                               9
6.4     Title 10
6.5     Interdependence                                                    10

7.      WARRANTIES                                                         10

7.1     Vendors' warranties                                                10
7.2     Exemption                                                          10

8.      BUSINESS CONTRACTS                                                 10

8.1     Disclosure of Business Contracts                                   10
8.2     General Business Contracts                                         10

9.      RESTRAINT OF TRADE                                                 10

9.1     Restraint of trade generally                                       10
9.2     Severance                                                          11
9.3     Exceptions                                                         11
9.4     Bite Inventory                                                     12

10.     GENERAL                                                            12

10.1    Further assurance                                                  12
10.2    Governing law                                                      12
10.3    Waiver                                                             12
10.4    Set-off                                                            12
10.5    Notices                                                            12
10.6    Public announcements and confidentiality                           13
10.7    Counterparts                                                       14
10.8    Modification                                                       14
10.9    Stamp duties                                                       14
10.10   Legal costs                                                        14
10.11   Merger                                                             14
10.12   Survival of certain provisions                                     14
10.13   Entire agreement                                                   15
10.14   Assignment                                                         15

Schedule 1 (Sale Shares)                                                   16

Schedule 2 (Warranties)                                                    17

Schedule 3 (Specified Business Contracts                                   28

Schedule 4 (Premises)                                                      29

Schedule 5 (Intellectual Property)                                         30